Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Total Nutraceutical Solutions, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Total Nutraceutical Solutions, Inc. (the “Company”) of our report dated April 15, 2010 with respect to the balance sheets of the Company as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2009 and for the transition period from August 1, 2008 through December 31, 2008 included in the Company’s Annual Report on Form 10-K , and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Li & Company, PC

Skillman, New Jersey

September 3, 2010